Exhibit 4.2

HIGHPOWER INTERNATIONAL, INC.

AGREEMENT REGARDING CANCELLATION OF OPTIONS

This agreement ("Agreement") is made and entered into as of October ___, 2019, by and between the undersigned ("Option Holder") and Highpower International, Inc., a Delaware corporation ("Highpower"). Capitalized terms not otherwise defined herein shall have the meaning given to them in the Merger Agreement, as defined below.

RECITALS

WHEREAS, Option Holder currently holds outstanding Options (the "Options") to purchase the common stock of Highpower ("Highpower Common Stock") as set forth in Attachment A hereto;

WHEREAS, Option Holder is aware that Highpower has entered into an Agreement and Plan of Merger, dated June 28, 2019 (the “Merger Agreement”), by and among Highpower, HPJ Parent Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands (“Parent”), and HPJ Merger Sub Corp., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub” and together with Parent, the “Parent Parties”), providing for the merger of Merger Sub into Highpower (the “Merger”) and the conversion of the outstanding shares of Highpower in exchange for cash consideration consisting of the Per Share Merger Consideration of $4.80 (as may be adjusted as provided in the Merger Agreement); and

WHEREAS, notwithstanding the provisions of the Merger Agreement, Option Holder and Highpower have agreed to enter into agreements to cancel the outstanding Options to purchase shares of Highpower Common Stock in exchange for no consideration.

NOW, THEREFORE, in consideration of the foregoing and the mutual promises and covenants contained herein, the parties agree as follows:

1.	Option Holder agrees that the Options listed on Exhibit A are all of the outstanding stock options that Option Holder has been granted by Highpower or any of its affiliates.

2.	At the Effective Time, the Option Holder and Highpower agree that the Options shall irrevocably terminate and have no further force or effect, including any right to Highpower Common Stock.

3.	At the Effective Time, Option Holder hereby releases Highpower, the Parent Parties and their respective subsidiaries, boards of directors, officers, employees, affiliates, agents, successors and assigns or representatives of any of the foregoing from any and all obligations to Option Holder relating to the Options.

4.	This Agreement shall be binding upon, inure to benefit of and be enforceable by the respective heirs, successors and assigns of the parties hereto.

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5.	This Agreement shall terminate forthwith in the event that the Merger Agreement is terminated in accordance with its terms and the Options will remain in full force and effect.

6.	Option Holder acknowledges that none of Highpower, the Parent Parties, any of their respective subsidiaries, boards of directors, officers, employees, affiliates, agents, successors and assigns or representatives of the foregoing have provided the Option Holder with any tax or financial advice or any guarantee of any particular tax treatment (including, without limitation, as it relates to Section 409A of the U.S. Internal Revenue Code of 1986, as amended (“Code Section 409A”)), and Option Holder further acknowledges that he or she has been advised to consult with his or her own tax, legal and financial advisers regarding the tax, legal and financial consequences as a result of the cancellation of the Options and entering into this Agreement. None of the Highpower, the Parent Parties, any of their respective subsidiaries, boards of directors, officers, employees, affiliates, agents, successors and assigns or representatives of the foregoing shall have any liability with respect to taxes in respect of the cancellation of the Options.

7.	This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof, as to all matters, including matters of validity, construction, effect, performance and remedies.

[Signature Page Follows]

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IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the undersigned as of the day and year first written above.

OPTION HOLDER	HIGHPOWER INTERNATIONAL, INC.

Name:	By:
Name: Shengbin (Sunny) Pan

Title: Chief Financial Officer

[Signature Page to Option Cancellation Agreement]

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ATTACHMENT A

Highpower International, Inc.

2008 Incentive Plan

Option Award Agreement

Participant:

Date of Grant:

Number of Shares Covered by this Option:

Number of Shares Covered by the Options vested upon a Change of Control:

Number of above Shares intended to be incentive Stock Options (“ISOs”) within the meaning of Internal Revenue Code Section 422:

Number of above shares intended to be Nonqualified Stock Options (“NQSOs”):

Option Price for each Share:

Date of Expiration:

Highpower International, Inc.

2017 Omnibus Incentive Pan

Option Award Agreement

Participant:

Date of Grant:

Number of Shares Covered by this Option:

Number of Shares Covered by the Options vested upon a Change of Control:

Number of above Shares intended to be incentive Stock Options (“ISOs”) within the meaning of Internal Revenue Code Section 422:

Number of above shares intended to be Nonqualified Stock Options (“NQSOs”):

Option Price for each Share:

Date of Expiration:

Attachment A to Option Cancellation Agreement

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